Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO POSTS HIGHER SALES,
LOWER INCOME IN THIRD QUARTER

CRANFORD, NJ, November 3, 2011 – Metalico, Inc. (NYSE Amex: MEA) today reported net income of $5.1 million for the third quarter, equivalent to $0.11 per diluted share, increases of 13% and 10%, respectively, above the comparable results for the prior year.

The Company posted sales of $169 million for the quarter ended September 30, as compared to $137 million in the 2010 period, when it reported net income of $4.5 million, or $0.10 per share. Operating income in the third quarter was negatively impacted by scrap metal cost pressures and fell to $6.5 million compared to $9.1 million (as adjusted for insurance recovery) in the prior year.

Without the impact of fair value, non-cash financial instrument adjustments and a one-time insurance recovery, the year-over-year comparison better reflects the quarter’s results:

Three Months Ended September 30,
(in thousands except per share data)	2011	2010	% Change
Reported net income	$5,084	$4,493
less: Insurance recovery, net of tax	—	$335
Fair value adjustments	2,480	107

Adjusted net income	$2,604	$4,051	36%

Earnings per diluted share	$0.11	$0.10
Less Adjustments	0.05	0.01

Adjusted earnings per share	$0.06	$0.09	33%

Results Highlights Year to Year

Year-over-year comparison to the third quarter of 2010 reflects lower margins on higher shipments of all items, except of Platinum Group Metals (PGM) and non-ferrous scrap.

•	Sales increased 23% to $169 million from $137 million.

•	Operating income fell 29% to $6.5 million from $9.1 million as adjusted.

•	Net income rose 13% to $5.1 million from $4.5 million.

•	Earnings per share of $0.11 increased from $0.10.

•	EBITDA (defined below) fell 21% to $10.8 million from $13.7 million.

•	Shipments increased 13% for ferrous scrap and fell 9% for non-ferrous.

•	PGM volumes decreased 7% to 29,200 troy ounces from 31,400 troy ounces.

•	Minor Metal shipments rose by 8% or 35,000 pounds.

•	Lead product shipments increased marginally to 12.7 million pounds.

Result Drivers in the Period

The Company’s ferrous and non-ferrous recycling business continues to perform profitably, but with lower metal margins. Operating income suffered from scrap purchase prices rising faster than related selling prices. Competitive pressures are being driven by a stagnant to declining supply of scrap being pursued by more prospective acquirers. Year to date, metals recycling contributed 73% of operating income on 59% of consolidated revenues.

PGM recycling has been impacted by restricted supply and volatile pricing. The result is fewer units purchased and tighter operating margins, which contributed to segment income dropping by 21% from last year. Molybdenum selling prices were falling throughout the quarter while average inventory costs dropped more slowly, which impacted margins.

Lead commodity prices also fell during the period but a change in Metalico’s product mix, coupled with selective cost pass-throughs, kept selling prices flat. Year-over-year volume sold was virtually the same at 12.7 million pounds.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “As anticipated, the third quarter was challenging, with operating results coming in below last year and last quarter. Commodity selling prices and volumes shipped during the period were relatively flat to declining, particularly as the quarter drew to a close.

“More specifically, results were hurt by rising ferrous scrap and PGM procurement prices driven by intense competition for scrap units within the recycling industry. It is now more important than ever to tighten discipline on buying programs, to constantly monitor margins and to try to avoid buying overpriced scrap, which pressures profits.

“Meanwhile, I am very pleased with our progress so far this year in further strengthening ur balance sheet,” he continued.

“Working capital is up $9 million and stockholders’ equity has risen $27 million over where they were at year-end. Even after investing significantly in the business this year, our total outstanding debt has barely budged.

“Our credit line balance is down considerably from December and since we typically pay suppliers upon receipt of scrap, payables balances are minor and aging averages around twenty-five days.”

Agüero added, “We are keenly focused on the current market environment, and are executing operating and growth plans that should improve margins and restore profitability to our more traditional levels.”

Segment Reporting

As of January 1, the Company began reporting three operating segments: Scrap Metal Recycling, PGM and Minor Metals Recycling and Lead Fabricating. The component operations of the PGM and Minor Metals Recycling segment were previously reported under the Scrap Metal Recycling Segment. For the three and nine months ended September 30, 2010, the information reported below has been adjusted to reflect comparative information. Corporate and other includes the cost of providing and maintaining corporate administrative functions.

Listed below is segment financial data, after allocation of corporate overhead, for the three and nine months ended September 30, 2011 and 2010:

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
(in thousands)	For the three months ended September 30, 2011
Revenues from external customers	$97,294	$50,729	$20,705	$—	$168,728
Operating income (loss)	4,223	1,596	854	(159)	6,514

	For the three months ended September 30, 2010
Revenues from external customers	$79,133	$41,163	$16,660	$—	$136,956
Operating income (loss)	6,450	2,031	1,068	15	9,564

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	As of and for the nine months ended September 30, 2011
Revenues from external customers	$313,251	$157,360	$58,576	$—	$529,187
Operating income (loss)	25,466	8,113	2,459	(1,139)	34,899

	As of and for the nine months ended September 30, 2010
Revenues from external customers	$229,234	$137,306	$49,070	$—	$415,610
Operating income (loss)	21,322	8,544	680	(629)	29,917

See Table I – Unit Shipment Comparison, below, for changes in sequential and year-over-year unit volumes shipped. Table II – Unit Price Comparison, also below, compares selling prices for sequential and year-over-year unit prices.

Third Quarter Notable Accomplishments

•	During the quarter, Metalico leased and permitted property in Northern New Jersey that in January will house a new ferrous and non-ferrous metal buying center and the Company’s New Jersey-based PGM recycling operations.

•	In the Pittsburgh region, the Company has expanded its non-ferrous sourcing and processing capabilities with the addition of a team of highly experienced and motivated scrap professionals.

•	Metalico retired $5 million of its 7% convertible notes at a gain, reducing the outstanding balance to $76 million and further lowering interest costs.

•	Implementation of the Company’s ERP software is now substantially complete, allowing for better tracking and control of metal costs.

•	Metalico made significant progress in placing a fleet of high-capacity rail cars in service. The cars, purchased in June, have been undergoing inspection and repair necessary to meet Metalico’s operating standards. The first of these cars entered service in the fourth quarter.

Balance Sheet Highlights

The Company had cash on hand of $6 million at the end of the quarter and has $40 million of availability under its revolving credit facility today. Working capital was $119 million at September 30, 2011, compared to $110 million at December 31, 2010. Metalico’s debt to equity ratio improved to .67 to 1, compared to .75 to 1 at the start of the year.

Outstanding debt fell $6 million to $131 million from $137 million at June 30, 2011. Shareholders’ equity increased by $28 million to $195 million from $167 million at the beginning of the year.

Expansion Efforts

Substantial progress has been made on the installation of Metalico’s new Buffalo shredder. Initial startup is expected by year end, with full commercial operations taking place early in the new year. No less than seven Company owned yards will feed the shredder, and have already inventoried more than 15,000 tons of scrap for start-up.

After completion and start-up, Metalico will proceed with plans for commercial utilization of the remaining half of the building not occupied by the shredding operation. The Company’s goal is to site and develop a complementary business operation to further penetrate the local market and extract the full potential of the 44-acre campus and related infrastructure by mid-year 2012.

Consistent with its goal of growing monthly optimal system-wide shredding volume to 40,000 tons, Metalico plans to undertake the replacement of its Youngstown shredder in the spring of 2012 and update other key operating equipment and infrastructure, including grading, paving and fencing, to upgrade the site to Company standards. Completion of this significant project next year will not only increase the operation’s monthly shredding capacity to 10,000 tons, but will also make it a more competitive and efficient processing plant to better serve its scrap consumer base.

Metalico’s PGM buying and processing facility near Austin, Texas, is being evaluated for the addition of a full-service ferrous and non-ferrous scrap yard. The San Antonio/Austin corridor is one of the fastest growing regions in the country. Metalico expects to be buying and processing ferrous and non-ferrous scrap there late in the first quarter of 2012.

Metalico is focused on increasing its scrap yard buying network through acquiring and/or building in areas that will enhance its presence in those market regions where it already operates. The Company currently has a number of additional locations under review or in discussions to become part of the network. Metalico is maintaining its strategic discipline on acquisitions, and is keeping options open for all opportunities as they arise.

Outlook and Update

Ferrous: The Company believes capacity utilization and demand for steel mill products has likely peaked for this year, causing steel scrap prices to correct in the fourth quarter. Metalico expects this weakness to carry into early 2012. If scrap exports and finished steel product demand firms up or when severe winter weather hits, scrap prices should rebound in the first quarter.

Non-Ferrous: Demand is steady for copper, aluminum and nickel-based products, although all these commodity prices are well off their highs from the first half of 2011. Base metal prices have been firming from recent rapid drops but may be further impacted by the perceived and actual global demand, particularly from emerging market nations.

Aluminum De-ox: Product price levels and volume are down, in line with lower steel capacity utilization settling at around 72% versus 75% earlier this year.

PGMs: Platinum group prices along with other precious metals have corrected sharply during the third quarter and are expected to remain well off the highs reached in the middle of 2011.

Minor Metals: Domestic and international demand has softened for some of the Minor Metals, principally molybdenum. When physical metal demand rebounds, prices should move steadily higher. Prices should be well supported by relative tightness of virgin and recycled metal supply. Aerospace demand for many of the Minor Metals remains strong, supporting scrap and sales side pricing strength.

Lead Fabricating: Lead commodity prices have not been spared. Lead prices are off 15% to 20% during the quarter as is demand from many sectors serviced by Metalico. Particularly distressed are much of the construction sector and healthcare.

About Metalico

Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2011, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table I – Unit Shipment Comparisons
	Q3	Q2	Sequential	Q3	Year-over-year
	2011	2011	Change	2010	Change
Ferrous (gross tons)	135,800	144,800	-6%	119,700	13%
Non-Ferrous (pounds)	32,764,000	38,821,000	-16%	36,176,000	-9%
PGM (troy ounces)	29,200	28,900	1%	31,400	-7%
Lead (pounds)	12,661,000	13,274,000	-5%	12,524,000	1%
Minor Metals (pounds)	494,000	432,000	14%	459,000	8%

Table II – Unit Price Comparisons
					Year-
	Q3	Q2	Sequential	Q3	over-year
	2011	2011	Change	2010	Change
Ferrous (gross ton)	$445	$433	3%	$355	25%
Non-Ferrous (pound)	$1.07	$1.08	-1%	$0.99	8%
PGM (troy ounce)	$1,216	$1,202	1%	$986	23%
Lead (pound)	$1.64	$1.64	0%	$1.33	23%
Minor Metals (pound)	$25.59	$28.10	-9%	$17.73	44%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September30,	September 30,
	2011	2010	2011	2010
Revenue	$168,728	$136,956	$529,187	$415,610

Costs and expenses Operating expenses	151,162	118,161	461,302	356,181
Selling, general, and administrative expenses	7,222	6,294	22,190	19,939
Depreciation and amortization	3,830	3,450	10,796	10,086
Gain on insurance recovery	–	(513)	–	(513)

	162,214	127,392	494,288	385,693

Operating income	6,514	9,564	34,899	29,917

Financial and other income (expense)
Interest expense	(2,245)	(2,243)	(7,110)	(7,537)
Accelerated amortization and other costs related to refinancing of senior debt......	—	—	—	(3,046)
Equity in loss of unconsolidated investee	(92)	(2)	(130)	(2)
Financial instruments fair value adjustments.	2,480	107	3,044	1,222
Gain on debt extinguishment..........................	243	101	243	101
Other	99	116	127	13

	485	(1,921)	(3,826)	(9,249)

Income before income taxes	6,999	7,643	31,073	20,668
Provision for federal and state income taxes	1,915	3,150	10,581	8,243

Net income	$5,084	$4,493	$20,492	$12,425

Diluted earnings per common share	$0.11	$0.10	$0.43	$0.27

Diluted Weighted Average Common Shares Outstanding:	47,453,916	46,449,302	47,422,727	46,440,380

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2011	2010
Assets:

Current Assets	$163,067	$143,705
Property & Equipment, net	86,166	70,215
Intangible and Other Assets	119,567	114,587

Total Assets	$368,800	$328,507

Liabilities & Stockholders’ Equity:

Current Liabilities	$44,473	$34,194
Debt & Other Long-Term Liabilities	129,702	126,998

Total Liabilities	174,175	161,192
Stockholders’ Equity	194,625	167,315

Total Liabilities & Stockholders’ Equity	$368,800	$328,507

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, other income, equity in loss of unconsolidated investee, depreciation and amortization, gain on debt extinguishment and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months
	September 30,	September 30,	September 30,	Ended
			2011	September 30,
	2011	2010		2010
	(UNAUDITED)
		($ thousands)
EBITDA	$10,772	$13,697	$47,422	$42,132
Less:
Interest expense	2,245	2,243	7,110	7,537
Equity in loss of unconsolidated investee	92	2	130	2
Accelerated amortization and other costs related to refinancing of senior debt	-	-	-	3,046
Gain on Debt Extinguishment	(243)	(101)	(243)	(101)
Stock-based compensation	428	683	1,727	2,129
Provision for federal and state income taxes	1,915	3,150	10,581	8,243
Depreciation and amortization	3,830	3,450	10,796	10,086
Financial instruments fair value adjustments	(2,480)	(107)	(3,044)	(1,222)
Other	(99)	(116)	(127)	(13)

Net income	$5,084	$4,493	$20,492	$12,425